Exhibit 99.2

THERMON CALLS FOR PARTIAL REDEMPTION OF ITS 9.500% SENIOR SECURED NOTES

SAN MARCOS, Texas, July 11, 2011 – On July 8, 2011, Thermon Industries, Inc. delivered Notice of Partial Redemption (the “Notice”) to registered holders of its outstanding 9.500% senior secured notes due 2017 (the “Notes”), CUSIP No. 88362R AC1. The Notice called for redemption of $24.6 million aggregate principal amount of the $168.0 million Notes currently outstanding. The redemption price is 109.5% of the principal amount redeemed, plus accrued and unpaid interest thereon until the redemption date, payable in cash. The redemption date will be August 8, 2011. The redemption will be funded with proceeds received from the initial public offering of Thermon Group Holdings, Inc (NYSE:THR) common stock.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to registered holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

CONTACT:	Sarah Alexander
Thermon
(512) 396-5801
Investor.Relations@thermon.com